Exhibit 10.1


March 22, 2005

VIA FEDERAL EXPRESS
                                                       PERSONAL AND CONFIDENTIAL
Mr. Alan M. Missroon, Jr.
165 Oakhurst Leaf Drive
Altharetta, Georgia 30004

Re:      Separation Agreement and Release

Dear Alan:

As we have discussed with you, your Employment Agreement dated January 2, 1997 (your "Employment Agreement") and your employment with CorVu Corporation ("CorVu") terminated effective today, March 22, 2005, pursuant to Section 5.1(a) of your Employment Agreement. The purpose of this Separation Agreement and Release letter ("Agreement") is to set forth the agreement of the parties and the specific separation pay that CorVu will provide you in exchange for your agreement to the terms and conditions of this Agreement.

By your signature below, you agree to the following terms and conditions:

      1. End of Employment. Your employment with CorVu ended effective at the close of business today, March 22, 2005. CorVu will pay you through March 31, 2005. Upon your receipt of your final paycheck which includes payment through March 31, 2005, you will have received all wages owed to you by virtue of your employment with CorVu or termination thereof. You have also received all benefits owed to you by virtue of your employment with CorVu or termination thereof. You are not eligible for any other payments or benefits except for those expressly described in this Agreement, provided that you sign and do not rescind this Agreement. CorVu will provide information to you regarding your COBRA rights under separate cover. The COBRA period for continuation of your insurance coverage under CorVu's group plans begins on April 1, 2005. You will have 90 days from your termination date to exercise your vested stock options per the terms of the stock option agreements.


      2. Separation Pay. Specifically in consideration of your signing this Agreement and subject to the limitations, obligations, and other provisions contained in this Agreement, CorVu agrees:

            a. To pay you Ninety Thousand and 00/100 Dollars ($90,000), less applicable withholding, which is the equivalent of six months of your base salary, to be paid in a lump sum within ten (10) business days after the expiration of the rescission period described in Section 5 below; and

            b. As additional consideration for the release of claims contained in Paragraph 3 below and the services you have agreed to provide in Paragraph 9 below, to pay you an additional $15,000, less applicable withholding, to be paid in a lump sum within ten (10) business days following your completion of the project outlined in Paragraph 9 below (completion will be determined by Justin MacIntosh).

      3. Release of Claims. Specifically in consideration of the separation pay described in Section 2, by signing this Agreement you, for yourself and anyone who has or obtains legal rights or claims through you, agree to the following:

            a. You hereby do release, agree not to sue, and forever discharge CorVu (as defined below) of and from any and all manner of claims, demands, actions, causes of action, administrative claims, liability, damages, claims for punitive or liquidated damages, claims for attorney's fees, costs and disbursements, individual or class action claims, or demands of any kind whatsoever, you have or might have against them or any of them, whether known or unknown, in law or equity, contract or tort, arising out of or in connection with your employment with CorVu, or the termination of that employment, or otherwise, and however originating or existing, from the beginning of time through the date of your signing this Agreement.

            b. This release includes, without limiting the generality of the foregoing, any claims you may have for wages, bonuses, commissions, penalties, compensation, deferred compensation, vacation pay, paid time off, separation pay or benefits, defamation, invasion of privacy, negligence, emotional distress, breach of contract, including but not limited to you Employment Agreement, estoppel, improper discharge (based on contract, common law, or statute, including any federal, state or local statute or ordinance prohibiting discrimination or retaliation in employment), violation of the United States Constitution, the Georgia Constitution, the Age Discrimination in Employment Act, 29 U.S.C. ss. 621 et seq., the Georgia Fair Employment Practices Act, the GeorgiA Equal Employment for Persons with Disabilities Code, Ga. Code Ann. ss.ss. 34-6A-1 et. seq.; the Georgia Age Discrimination Act, Ga. Code Ann. ss. 34-1-2; the Georgia Equal Pay Act., Ga. Code Ann. ss.ss. 34-5-1 et. seq.; TiTle VII of the Civil Rights Act, 42 U.S.C. ss. 2000e et seq., the Americans with Disabilities Act, 42 U.S.C. ss. 12101 et seq., the Employee Retirement Income Security Act of 1976, 29 U.S.C. ss. 1001 et seq., the Family and Medical Leave Act, 29 U.S.C. ss. 2601 et seq., the Worker Adjustment and Retraining Notification Act, 29 U.S.C. 210l, et seq., any claim arising under Georgia Statutes, and any claim for retaliation, harassment or discrimination based on sex, race, color, creed, religion, age, national origin, disability, or any other protected class, or sexual or other harassment. You hereby waive any and all relief not provided for in this Agreement. You understand and agree that, by signing this Agreement, you waive and release any past, present, or future claim to employment with CorVu.

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

            c. You affirm that you have not caused or permitted, and to the full extent permitted by law will not cause or permit to be filed, any charge, complaint, or action of any nature or type against CorVu, including but not limited to any action or proceeding raising claims arising in tort or contract, or any claims arising under federal, state, or local laws, including discrimination laws. If you file, or have filed on your behalf, a charge, complaint, or action, you agree that the payments described above in Section 2 are in complete satisfaction of any and all claims in connection with such charge, complaint, or action and you waive, and agree not to take, any award of money or other damages from such charge, complaint, or action.

            d. You are not, by signing this Agreement, releasing or waiving (1) any vested interest you may have in any 401(k) or profit sharing plan by virtue of your employment with CorVu, (2) any rights or claims that may arise after the Agreement is signed, (3) the post-employment benefits and payments specifically promised to you under this Agreement, or (4) the right to institute legal action for the purpose of enforcing the provisions of this Agreement.

            e. CorVu, as used in this Section 3, shall mean CorVu Corporation and its parent, subsidiaries, divisions, affiliated entities, insurers, if any, and its and their present and former officers, directors, shareholders, trustees, employees, agents, attorneys, representatives and consultants, and the successors and assigns of each, whether in their individual or official capacities, and the current and former trustees or administrators of any pension or other benefit plan applicable to the employees or former employees of CorVu, in their official and individual capacities.

      4. Notice of Right to Consult Attorney and Twenty-One (21) Day Consideration Period. By signing this Agreement, you acknowledge and agree that CorVu has informed you by this Agreement that (1) you have the right to consult with an attorney of your choice prior to signing this Agreement, and (2) you are entitled to twenty-one (21) days from the receipt of this Agreement to consider whether the terms are acceptable to you. CorVu encourages you to use the full 21-day period to consider this Agreement but you have the right, if you choose, to sign this Agreement prior to the expiration of the twenty-one (21) day period.

      5. Notification of Rights under the Federal Age Discrimination in Employment Act (29 U.S.C. ss. 621 et seq.). You are hereby notified of your right to rescind the release of claims contained in Section 3 with regard to claims arising under the federal Age Discrimination in Employment Act, 29 U.S.C. ss. 621 et seq., within seven (7) calendar days of your signing this Agreement. In order to be effective, the rescission must (a) be in writing; (b) delivered to Dave Carlson, Chief Financial Officer, CorVu Corporation, 3400 West 66th Street, Suite 445, Edina, MN 55435 by hand or mail within the required period; and (c) if delivered by mail, the rescission must be postmarked within the required period, properly addressed to Dave Carlson, as set forth above, and sent by certified mail, return receipt requested. This Agreement will be effective upon the expiration of the 7-day period without rescission. You understand that if you rescind any part of this Agreement in accordance with this Section 5, you will not receive the separation pay outlined in Section 2 and you will be obligated to return any such payments if already received.

      6. Non-competition. Pursuant to Section 5.2(a) of your Employment Agreement, you reaffirm your contractual obligation not to accept a position with another company considered to be in a similar field or business as that of CorVu for a period of six months following your termination. You understand and agree that if you breach this obligation you will not receive the separation pay outlined in Section 2 and you will be obligated to return any such payments if already received.

      7. Return of Property. By signing this Agreement, you acknowledge and agree that all documents and materials relating to the business of, or the services provided by, CorVu are the sole property of CorVu. By signing this Agreement you further agree and represent that you have returned to CorVu all of its property, including but not limited to, all customer records and other documents and materials, whether on computer disc, hard drive or other form, and all copies thereof, within your possession or control, which in any manner relate to the business of, or the duties and services you performed on behalf of CorVu.

      8. Confidential and Proprietary Information. By signing this Agreement, you acknowledge and agree that you have had access in your employment with CorVu to confidential and proprietary information of CorVu and further acknowledge and agree that the release or disclosure of any confidential or proprietary information of CorVu will cause CorVu irreparable injury. By signing this Agreement, you acknowledge that you have not used or disclosed, and agree that you will not at any time use or disclose, to any other entity or person, directly or indirectly, any confidential or proprietary information of CorVu. For purposes of this Agreement, the term "confidential or proprietary information" shall include, but not be limited to, customer lists and information pertaining to customer lists; contact lists; and information about the personal or business affairs of CorVu's customers, vendors, or employees.

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      9. On-Going Assistance. You agree that you will complete a final project identified by Justin MacIntosh to identify a short listed product for Work Flow processing to resell within approximately 6 weeks following your termination. You agree that your compensation for such services is included in the separation pay outlined in Section 2(b) of this Agreement.

      10. Confidentiality. You promise and agree not to disparage CorVu, its executives, employees, products or services, or disclose or discuss, directly or indirectly, in any manner whatsoever, any information regarding either (1) the contents and terms of this Agreement, or (2) the substance and/or nature of any dispute between CorVu and any employee or former employee, including yourself. You agree that the only people with whom you may discuss this confidential information are your legal and financial advisors and your spouse, if applicable, provided they agree to keep the information confidential, or as otherwise required by law.

      11. Remedies. If you breach any term of this Agreement, CorVu shall be entitled to its available legal and equitable remedies, including but not limited to suspending and recovering any and all payments and benefits made or to be made under this Agreement. If CorVu seeks and/or obtains relief from an alleged breach of this Agreement, all of the provisions of this Agreement shall remain in full force and effect.

      12. Non-Admission. It is expressly understood that this Agreement does not constitute, nor shall it be construed as, an admission by CorVu or you of any liability or unlawful conduct whatsoever. CorVu and you specifically deny any liability or unlawful conduct.

      13. Successors and Assigns. This Agreement is personal to you and may not be assigned by you without the written agreement of CorVu. The rights and obligations of this Agreement shall inure to the successors and assigns of CorVu.

      14. Enforceability. If a court finds any term of this Agreement to be invalid, unenforceable, or void, the parties agree that the court shall modify such term to make it enforceable to the maximum extent possible. If the term cannot be modified, the parties agree that the term shall be severed and all other terms of this Agreement shall remain in effect.

      15. Law Governing. This Agreement shall be governed and construed in accordance with the laws of the State of Georgia.

      16. Full Agreement. This Agreement contains the full agreement between you and CorVu and may not be modified, altered, or changed in any way except by written agreement signed by both parties. The parties agree that this Agreement supersedes and terminates any and all other written and oral agreements and understandings between the parties, except for Sections 5.2(a) and 5.4, and Articles 6 - 11 of your Employment Agreement with CorVu which shall remain in full force and effect.

      The offer contained in this Agreement will expire at 5:00 p.m. on April 14, 2005. After you have reviewed this Agreement and obtained whatever advice and counsel you consider appropriate regarding it, please evidence your agreement to the provisions set forth in this Agreement by dating and signing the Agreement. Please then return the signed Agreement to me no later than 5:00 p.m. on April 14, 2005.

Sincerely,

CORVU CORPORATION


David C. Carlson
Chief Financial Officer


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

                          ACKNOWLEDGMENT AND SIGNATURE

      By signing below, I, Alan M. Missroon, Jr., acknowledge and agree to the following:

o I have had adequate time to consider whether to sign this Separation Agreement and Release.
o     I have read this Separation Agreement and Release carefully.
o I understand and agree to all of the terms of the Separation Agreement and Release.
o     I am knowingly and voluntarily releasing my claims against CorVu.
o I have not, in signing this Agreement, relied upon any statements or explanations made by CorVu except as for those specifically set forth in this Separation Agreement and Release.
o     I intend this Separation Agreement and Release to be legally binding.
o I am signing this Separation Agreement and Release on or after my last day of employment with CorVu.

Accepted this 24th day of March, 2005.


/s/ Alan M. Missroon, Jr.
------------------------------------
Alan M. Missroon, Jr.


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